UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2009

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Effective as of July 2, 2009, BIO-key International, Inc. (the “Company”) entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Longview Special Finance, Inc. and Longview Fund, L.P. (collectively, the “Longview Entities”) in order to resolve all matters relating to the litigation initiated earlier this year by the Longview Entities against the Company in the United States District Court for the Southern District of New York entitled Longview Special Finance, Inc. and Longview Fund, L.P. v. BIO-key International, Inc. (the “Lawsuit”).  The Longview Entities were seeking $2,886,563 in damages and an unspecified amount of interest and attorney’s fees from the Company in the Lawsuit as a result of the Company’s alleged improper failure to redeem outstanding shares of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock held by the Longview Entities (collectively, the “Shares”) in accordance with the terms and conditions of such preferred stock.  Pursuant to the Settlement Agreement, without admission of any liability or fault, the parties agreed to a payment schedule under which the Company is required to pay a total cash settlement amount of $2,164,922, fifty percent (50%) of which was paid to the Longview Entities on July 7, 2009.  The remaining portion of the settlement amount will bear interest at seventeen percent (17%) per annum and is required to be paid in full on or before October 30, 2009.  In return, each of the Longview Entities agreed to a full and complete release of the Company from all claims that were or could have been alleged in the Lawsuit and agreed to relinquish all of the Shares upon receiving final payment of the settlement amount.

On July 7, 2009, the Company issued an unsecured promissory note (the “Note”) in the aggregate principal amount of $1,000,000 to The Shaar Fund, Ltd., a holder of shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.  The Note will bear interest at eight percent (8%) per annum and is due and payable on November 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: July 9, 2009

	By:	/s/ Thomas J. Colatosti
Thomas J. Colatosti
Chief Financial Officer